The Bond Fund of America, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$647,364
Class B	$33,170
Class C	$56,913
Class F	$76,998
Total	$814,445
Class 529-A	$14,128
Class 529-B	$1,664
Class 529-C	$5,600
Class 529-E	$693
Class 529-F	$651
Class R-1	$1,779
Class R-2	$14,429
Class R-3	$24,724
Class R-4	$19,466
Class R-5	$19,406
Total	$916,985

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	.3253
Class B	.2780
Class C	.2754
Class F	.3261
Class 529-A	.3227
Class 529-B	.2710
Class 529-C	.2716
Class 529-E	.3040
Class 529-F	.3361
Class R-1.2760
Class R-2.2699
Class R-3.3052
Class R-4.3246
Class R-5.3437

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,040,713
Class B	119,310
Class C	213,675
Class F	245,325
Total	2,619,023
Class 529-A	46,507
Class 529-B	6,361
Class 529-C	22,156
Class 529-E	2,411
Class 529-F	2,117
Class R-1	7,098
Class R-2	55,273
Class R-3	84,848
Class R-4	62,899
Class R-5	60,621
Total	350,291

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.57
Class B	$12.57
Class C	$12.57
Class F	$12.57
Class 529-A	$12.57
Class 529-B	$12.57
Class 529-C	$12.57
Class 529-E	$12.57
Class 529-F	$12.57
Class R-1	$12.57
Class R-2	$12.57
Class R-3	$12.57
Class R-4	$12.57
Class R-5	$12.57